UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EXXON MOBIL CORPORATION

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Exxon Mobil Corporation	Jennifer Driscoll
5959 Las Colinas Boulevard	Vice President, Investor Relations
Irving, TX 75039-2298

May 17, 2023

Glass Lewis

255 California Street, Suite 1100

San Francisco, CA 94111

RE: 2023 Glass Lewis Proxy Report Feedback Statement

We appreciate the opportunity to provide transparent and timely information to our shareholders by participating in Glass Lewis’ Report Feedback Statement Service. Our ongoing shareholder engagements are vitally important, and the input we receive contributes to ExxonMobil’s future disclosures. To facilitate informed voting by our shareholders, we offer the information below regarding some of the proposals in our 2023 Proxy Statement.1

Additional Direct Methane Measurement

ExxonMobil is on the forefront of technology when it comes to monitoring, measuring, and addressing fugitive methane emissions. Our strategy is to implement all reasonable means to avoid methane venting and flaring, and to repair detected leaks at our operated sites. To identify and track methane sources, we use satellites, aircraft, drones, facility-scale, near-continuous monitoring via fixed cameras and sensors, on-the-ground manual leak detection, and a first-of-its-kind stratospheric balloon with hyperspectral sensors.

Currently, there are no standard protocols to incorporate direct measurement into the quantification of methane emissions, and we appreciate Glass Lewis’ assessment that our current methane disclosures are relatively commensurate with our peers. Even so, we’re deploying detection technologies in nine countries at operated assets that account for more than 80% of our methane emissions, and we’re expanding our continuous monitoring program in the Permian Basin to cover about 700 unconventional production sites by 2025. In addition, we were recognized as an industry leader in a three-year direct measurement study by the Environmental Defense Fund in the Permian Basin.2

Please see our recent letter to shareholders3 for more information. Given the significant progress we are making to measure and reduce emissions and the comprehensive disclosures we already make available to the public, we recommend a vote AGAINST “Item 8 – Additional Direct Methane Measurement.”

Additional Report on Worst-case Spill and Response Plans

Our goal is to reduce environmental incidents to zero everywhere we operate through a process of continuous improvement and superior environmental performance.

Specific to our operations in Guyana,4 Glass Lewis has recognized the extensive disclosures we already provide. Our website offers comprehensive details5 on our work in the region, including an overview of the project, our contributions to and collaborations with the local community, and our environmental efforts. To give our stakeholders additional insight and confidence in our processes, this website also features a centralized location for environmental impact assessments of Payara Prosperity and Yellowtail One, as well as the Oil Spill Response Plan for our Guyana operations.

Glass Lewis

Glass Lewis’ conclusion appears to be that we have already provided so much disclosure that it should be easy for us to provide more. However, this proposal is one of nine active proposals asking for new reports. Requests for ever more reporting ignore the time, additional cost, and resources every report takes for the company to prepare – and in this case the requested report clearly would not provide new, decision-useful information, or incremental value for investors. Since the investor has failed to demonstrate this report would be additive, our Board recommends a vote AGAINST “Item 10 - Additional Report on Worse-case Spill and Response Plans.”

GHG Reporting on Adjusted Basis

We appreciate Glass Lewis’ review of our Board’s guidance on this topic. As mentioned in our proxy statement, we make divestment decisions to maximize value and improve competitiveness, not to manage emissions. Our 2030 greenhouse gas (GHG) intensity reduction plans are based on impactful mitigation projects and do not rely on divestments.

In fact, we estimate that our 2016 operated GHG intensity baseline would be higher if only adjusted for divestments. Since these divested assets have a lower GHG intensity on average, rebaselining would make it easier for us to reach our 2030 GHG emission reduction plans. As such, the requested disclosure would not be meaningful.

As we continue to evolve our business and optimize our portfolio in support of our strategic priorities, repeated changes to our 2016 GHG baseline would make it more difficult for shareholders and others to track our progress and make year-on-year comparisons. Such an adjustment process could also mislead investors as it would be inconsistent with the majority of industry and misaligned with how we report reserves and financial data.

Given the importance of clear disclosures to shareholders, we recommend a vote AGAINST “Item 11 – GHG Reporting on Adjusted Basis.”

Report on Asset Retirement Obligations Under IEA NZE Scenario

The robust disclosures in our Advancing Climate Solutions progress report6 (ACS) provide shareholders insights into the resiliency of our business. We acknowledge Glass Lewis’ conclusion that the additional reporting requested by this proposal is neither required by U.S. GAAP nor current industry practice.

Our 2023 ACS details the potential impact of the International Energy Agency’s Net Zero Emissions by 2050 (IEA NZE) scenario on remaining asset lives, asset retirement obligations (AROs), and asset-use optionality. As we have shared, we test our portfolio against a range of scenarios and projections, confirming that our flexible strategy enables us to adapt to the energy transition at the pace society demands.

In the ACS, we modeled our portfolio through 2050 and described our approach to repurposing downstream assets in support of a lower-emission future, including evolving the product slate toward biofuels, chemicals, and basestocks, and converting some of our refineries to terminals. Further, consistent with the request of the proposal, we solicited a Wood Mackenzie audit and published the audit statement in its entirety. Their audit concluded that our modeling accurately reflected the IEA NZE scenario assumptions.

Glass Lewis

In their analysis, Glass Lewis states that AROs could represent a material financial risk to the company. We are unable to understand how they have arrived at this conclusion. In accordance with GAAP, we do not incorporate into our financial statements those types of risks that are as remote as the IEA NZE path. Glass Lewis apparently believes the likelihood of the IEA NZE scenario is well beyond what the IEA itself contends: that the world is not on the NZE path and that this is a very aggressive scenario. It is clear that the IEA NZE does not, by the scenario authors’ own assessment, meet the level of likelihood required to be considered in our financial statements. Likewise, it is highly unlikely that society would accept the degradation in global standard of living required to permanently achieve a scenario like the IEA NZE. We ask shareholders therefore to reject the proponent’s conclusion, which was not based on a sound, underlying analysis.

With the robust disclosures we already provide, as guided by shareholder input, our Board recommends a vote AGAINST “Item 12 – Report on Asset Retirement Obligations Under IEA NZE Scenario.”

Energy Transition Social Impact Report

Throughout our long history, ExxonMobil has worked to develop our workforce, facilitate local economic growth, mitigate the impact of our operations, and engage with and support the communities in which we work. It is integral to the success of our business that we respect human rights, manage impacts on communities, and make valued social investments. These efforts apply to our leading role in the ongoing energy transition as disclosed on our website in our approach to “Supporting a Just Transition.” 7

In our Investing in People8 report, we describe our focus on building a diverse workforce and productive work environment where individual and cultural differences are respected, where every employee is challenged to deliver their best and contribute to our success, and where our people have the opportunity for unrivalled personal and professional development. Importantly, the skills and capabilities that allow our workforce to meet the world’s energy needs today are the same critical and transferable skills required for ExxonMobil to thoughtfully lead in an ongoing energy transition.

In addition, ExxonMobil chairs the Just Transition Task Force9 within Ipieca, the global oil and natural gas association for advancing environmental and social performance across the energy transition. The task force shares best practices and information to help “support the oil and [natural] gas industry’s participation in international collaboration to transition to a lower-carbon world in a way that’s just and fair for workforces, communities, and consumers.”

For these reasons and because of the disclosures we already provide, our Board recommends a vote AGAINST “Item 16 – Energy Transition Social Impact Report.”

We are grateful for the opportunity to discuss these topics with our shareholders, and we welcome engagement from our shareholders and Glass Lewis at any time. We encourage our shareholders to carefully review our proxy statement and vote AGAINST these items at the Annual Meeting of Shareholders on May 31.

Sincerely,

Glass Lewis

[1]	https://d1io3yog0oux5.cloudfront.net/_2aa107f919d6402d66c941ee92b21313/exxonmobil/db/2301/22049/proxy_statement/2023-Proxy-Statement.pdf
[2]	https://blogs.edf.org/energyexchange/files/2022/11/PermianMAPFinalReport.pdf
[3]	https://d1io3yog0oux5.cloudfront.net/_2aa107f919d6402d66c941ee92b21313/exxonmobil/db/2421/22102/pdf/Methane+Letter+05.15.23+-+final.pdf
[4]

ExxonMobil’s affiliate Esso Exploration and Production Guyana Limited is the operator in Guyana. “ExxonMobil” “we” or “our” is used herein, for convenience and simplicity. Nothing contained herein is intended to override corporate separateness.

[5]	https://corporate.exxonmobil.com/locations/guyana
[6]	https://corporate.exxonmobil.com/news/reporting-and-publications/advancing-climate-solutions-progress-report
[7]	https://corporate.exxonmobil.com/news/reporting-and-publications/sustainability-report/social/just-transition
[8]	https://corporate.exxonmobil.com/-/media/global/files/sustainability/social/investing-in-people- 2022.pdf?la=en&hash=F4BBC9044979ADB30B044D59E1681FDEE6CA5AE7
[9]	https://www.ipieca.org/work/people/accelerating-a-just-transition